Exhibit 99.1

FOR IMMEDIATE RELEASE

SANUWAVE Closes $10.1M Private placement Led By RA Capital Management

ALPHARETTA, GA, March 18, 2014 – SANUWAVE Health, Inc. (OTCBB: SNWV) today announced it has closed a private placement with institutional and select accredited investors raising total gross proceeds of $10.1 million. The financing was led by established life-sciences investor RA Capital Management, LLC, a Boston-based healthcare crossover fund that invests in development-stage private and public drug, medical device, and diagnostic companies and also included existing shareholders. Included in the total is the conversion into equity, under the same terms as the private placement, of $815,000 of convertible notes with existing shareholders, including a member of the management team.

Net proceeds will be used to fund the Company’s pivotal supplemental Phase III clinical trial in diabetic foot ulcers using the Company’s dermaPACE® device and for working capital and general corporate purposes.

In conjunction with the private placement and the note conversion, the Company issued common stock, and preferred stock convertible into common stock, totaling 20.2 million shares of common stock on a fully converted basis at a price of $0.50 per share. The Company also issued to the investors warrants to purchase up to 25.25 million shares of common stock at an exercise price of $0.50 and 15.15 million shares of common stock at $1.50. The warrants are immediately exercisable and have an exercise term of five years and one year, respectively.

"With the support from a very well respected life-sciences institution - RA Capital - and continued support from existing shareholders and our entire staff, we have substantially improved our balance sheet. This funding strengthens our financial stability, allows us to pursue our growth strategies, and accelerates the timing for moving to a national exchange," commented Joseph Chiarelli, Chief Executive Officer of SANUWAVE. “These additional financial resources should provide us with the capital necessary to submit our PMA, assuming positive results, in the fourth quarter of 2014 for the dermaPACE device.”

Kevin Richardson, Chairman of SANUWAVE, also commented, “We are pleased to have RA Capital as a new investor for SANUWAVE. Their support and understanding of our technology and strategy enhances our team’s ability to deliver positive results. In addition, if it were not for our existing shareholders’ support and perseverance, we would not now be in this position - being able to achieve a primary goal of the Company.”

Newport Coast Securities acted as sole placement agent in connection with this transaction.

The securities offered in these financing transactions have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Pursuant to the terms of a registration rights agreement entered into with the purchasers, the Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock sold in the offering, issuable upon conversion of the preferred stock and issuable upon exercise of the warrants. Any offering of the Company's securities under the resale registration statement referred to above will be made only by means of a prospectus.

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

About SANUWAVE Health, Inc.

SANUWAVE Health, Inc. (www.sanuwave.com) is a shock wave technology company initially focused on the development and commercialization of patented noninvasive, biological response activating devices for the repair and regeneration of skin, musculoskeletal tissue and vascular structures. SANUWAVE’s portfolio of regenerative medicine products and product candidates activate biologic signaling and angiogenic responses, producing new vascularization and microcirculatory improvement, which helps restore the body’s normal healing processes and regeneration. SANUWAVE applies its patented PACE technology in wound healing, orthopedic/spine, plastic/cosmetic and cardiac conditions. Its lead product candidate for the global wound care market, dermaPACE®, is CE Marked throughout Europe and has device license approval for the treatment of the skin and subcutaneous soft tissue in Canada, Australia and New Zealand. In the U.S., dermaPACE is currently under the FDA’s Premarket Approval (PMA) review process for the treatment of diabetic foot ulcers. SANUWAVE researches, designs, manufactures, markets and services its products worldwide, and believes it has demonstrated that its technology is safe and effective in stimulating healing in chronic conditions of the foot (plantar fasciitis) and the elbow (lateral epicondylitis) through its U.S. Class III PMA approved OssaTron® device, as well as stimulating bone and chronic tendonitis regeneration in the musculoskeletal environment through the utilization of its OssaTron, Evotron® and orthoPACE® devices in Europe, Asia and Asia/Pacific. In addition, there are license/partnership opportunities for SANUWAVE’s shock wave technology for non-medical uses, including energy, water, food and industrial markets.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are risks associated with the regulatory approval and marketing of the Company’s product candidates and products, unproven pre-clinical and clinical development activities, regulatory oversight, the Company’s ability to manage its capital resource issues, competition, and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

For additional information about the Company, visit www.sanuwave.com.

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